Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended and Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan, of Cardinal Health, Inc. of our reports dated August 22, 2007 with respect to the consolidated financial statements and financial statement schedule of Cardinal Health, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2007, Cardinal Health, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cardinal Health, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Columbus, Ohio
February 5, 2008